Exhibit 99.1

April 24, 2014	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Announces First Quarter 2014 Financial and Operating Results

HOUSTON, April 24, 2014/PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial and operating results for the first quarter of 2014. Highlights for the quarter include:

•                  Production of 119.9 billion cubic feet equivalent (Bcfe), an increase of 34 percent over last year’s comparable quarter

•                  Discretionary cash flow of $319.5 million, an increase of 36 percent over last year’s comparable quarter

•                  Net income excluding selected items of $109.7 million, an increase of 102 percent over last year’s comparable quarter

•                  Total unit costs (including financing) of $2.66 per thousand cubic feet equivalent (Mcfe), a 19 percent improvement over last year’s comparable quarter

First Quarter 2014 Financial Results

Equivalent production in the first quarter of 2014 was 119.9 Bcfe, consisting of 115.8 billion cubic feet (Bcf) of natural gas and 686,000 barrels of liquids (crude oil/condensate/natural gas liquids). Equivalent production for the quarter represents a 34 percent increase over the first quarter of 2013 on an absolute basis and a 39 percent increase when adjusting for the Mid-Continent and West Texas asset sales in 2013. “Our daily production levels for the quarter posted a slight increase sequentially, in line with our guidance, despite unscheduled downtime on compressor stations in our Marcellus operating area resulting from severe winter weather,” commented Dan O. Dinges, Chairman, President, and Chief Executive Officer.

Cash flow from operations in the first quarter of 2014 was $255.4 million, compared to $212.7 million in the first quarter of 2013. Discretionary cash flow in the first quarter of 2014 was $319.5 million, compared to $234.4 million in the first quarter of 2013. Net income in the first quarter of 2014 was $107.0 million, or $0.26 per share, compared to $42.8 million, or $0.10 per share, in the first quarter of 2013. Excluding the effect of selected items (detailed in the table below), net income was $109.7 million, or $0.26 per share, in the first quarter of 2014, compared to $54.2 million, or $0.13 per share, in the first quarter of 2013. Higher equivalent production and realized natural gas prices drove the quarter’s overall improvement, partially offset by lower realized oil prices and increased operating expenses associated with higher production.

Natural gas price realizations, including the effect of hedges, were $3.74 per thousand cubic feet (Mcf) in the first quarter of 2014, up 8 percent compared to the first quarter of 2013. “Cabot’s Marcellus natural gas price realizations for the first quarter, before the effect of hedges, were in line with our expectations of $0.60 to $0.65 below NYMEX settlement prices,” stated Dinges. Oil price realizations, including the effect of hedges, were $97.76 per barrel (Bbl), down 6 percent compared to the first quarter of 2013.

Total per unit costs (including financing) decreased to $2.66 per Mcfe in the first quarter of 2014, down 19 percent from $3.29 per Mcfe in the first quarter of 2013. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter except for exploration expense, which was flat relative to the first quarter of 2013, and transportation and gathering expense, which increased as a result of slightly higher transportation rates and new transportation agreements in the Marcellus.

Operational Highlights

Marcellus Shale

During the first quarter of 2014, the Company averaged 1,209 million cubic feet (Mmcf) per day of net Marcellus production, an increase of 44 percent over the prior year’s comparable quarter. Subsequent to the end of the first quarter, Cabot reached a milestone of one trillion cubic feet (Tcf) of cumulative production from its Marcellus Shale asset in less than six years. “This is a tremendous accomplishment, especially considering the Company’s maximum rig count in the Marcellus during this period was six rigs, with no more than 290 horizontal wells producing, highlighting the productivity of this asset,” said Dinges.

Cabot has averaged approximately 1,480 Mmcf per day of gross Marcellus production during the month of April, which includes a new gross Marcellus production record of 1,538 Mmcf per day. These levels compare to an average of approximately 1,410 Mmcf per day during the first quarter of 2014. “Second quarter production in the Marcellus has started out strong thanks to the continued efforts by our team in the field in tandem with our midstream provider to maximize our deliverability into the interstate pipelines,” commented Dinges. “As a result, we expect sequential growth in the second quarter versus our prior expectation of flat production.”

Eagle Ford Shale

Cabot’s net production in the Eagle Ford during the first quarter of 2014 was 7,271 barrels of oil equivalent (Boe) per day, an increase of 42 percent over the prior year’s comparable quarter. This included 6,839 barrels of liquids per day, an increase of 49 percent over the prior year’s comparable quarter.

Subsequent to the quarter end, Cabot placed its first six-well pad in the Eagle Ford on production. The six wells had an average completed lateral length of 6,658’ and were completed with an average of 25 stages. The wells achieved an average peak 24-hour initial production (IP) rate of 1,045 Boe per day per well (89% oil) during the first ten days on production and the rates continue to improve. As a result of pad-drilling efficiencies, including a new record of ten stages completed in a 24-hour period, the Company realized approximately $600,000 of cost savings per well on this six-well pad.

“We have been very pleased with the strides our Eagle Ford team has made over the last six months. Based on the continued improvement in production rates and realized cost savings, which have resulted in higher rates of return, we are adding a third rig to our Eagle Ford program beginning in the third quarter,” explained Dinges. “This additional rig will be focused on multi-well pads and is expected to have minimal impact on 2014 production but will materially impact our estimated 2015 oil production volumes.”

During the first quarter, Cabot added approximately 4,000 net acres to its Eagle Ford position through organic leasing efforts and is actively pursuing additional acreage.

Financial Position and Liquidity

As of March 31, 2014, the Company’s net debt to adjusted capitalization ratio was 34.5 percent, compared to 33.8 percent at December 31, 2013 (detailed in the table below). The Company’s total debt was $1,222 million, of which $535 million is outstanding under the Company’s revolving credit facility.

Effective April 15, 2014, the lenders under the Company’s revolving credit facility approved an increase in the Company’s borrowing base from $2.3 billion to $3.1 billion as part of the annual redetermination process. Total lender commitments under the revolving credit facility remain unchanged at $1.4 billion, with $864 million of available credit under the facility at March 31, 2014.

2014 Guidance Update

As a result of positive momentum in the Company’s Eagle Ford program and the corresponding increase in rig count from two to three rigs beginning in the third quarter, Cabot’s 2014 capital budget guidance has increased to $1.375 - $1.475 billion. The Company has also tightened its production guidance range for 2014 from 519 - 598 Bcfe to 530 - 585 Bcfe and initiated 2015 production growth guidance at 20 - 30 percent.

Cabot’s Marcellus natural gas price realizations for the month of April, before the effect of hedges, have averaged between $0.75 and $0.80 below the NYMEX settlement price, which is in line with the Company’s expectations. For further disclosure on price realization guidance for 2014, please see the current investor presentation in the Investor Relations section of the Company’s website.

Conference Call

A conference call is scheduled for Thursday, April 24, 2014, at 9:30 a.m. Eastern Time to discuss first quarter 2014 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company’s website at www.cabotog.com. A replay of the call will also be available on the Company’s website. The latest financial guidance, including the Company’s hedge positions, is also available in the Investor Relations section of the Company’s website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Three Months Ended
	March 31,
	2014	2013
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (Mbbl)
Natural Gas
Appalachia	112.8	79.9
Other	3.0	5.3
Total	115.8	85.2

Crude/Condensate/NGL	686	691

Equivalent Production (Bcfe)	119.9	89.3

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.71	$3.49
Other	$4.97	$2.79
Total	$3.74	$3.45

Average Crude/Condensate Price ($/Bbl)	$97.76	$104.03

WELLS DRILLED
Gross	27	32
Net	27	26
Gross success rate	100%	97%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Three Months Ended
	March 31,
	2014	2013
Realized Impacts to Gas Pricing	$(0.61)	$0.16
Realized Impacts to Oil Pricing	$(0.36)	$3.24

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Operating Revenues
Natural gas	$432,809	$293,793
Crude oil and condensate	59,144	65,655
Brokered natural gas	13,153	10,893
Other	4,697	2,944
	509,803	373,285
Operating Expenses
Direct operations	35,834	31,497
Transportation and gathering	77,765	46,221
Brokered natural gas	11,860	8,389
Taxes other than income	13,044	11,687
Exploration	6,474	4,024
Depreciation, depletion and amortization	147,418	148,653
General and administrative (excluding stock-based compensation)	18,465	17,035
Stock-based compensation (1)	3,171	18,669
	314,031	286,175
Gain / (loss) on sale of assets	(1,285)	(96)
Income from Operations	194,487	87,014
Interest expense and other	16,557	16,255
Income before income taxes	177,930	70,759
Income tax expense	70,899	27,935
Net Income	$107,031	$42,824
Earnings per share - Basic	$0.26	$0.10
Weighted average common shares outstanding	416,900	420,300

(1)          Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	March 31,	December 31,
	2014	2013
Assets
Current assets	$373,830	$378,899
Properties and equipment, net	4,710,569	4,546,227
Other assets	61,376	55,954
Total assets	$5,145,775	$4,981,080

Liabilities and Stockholders’ Equity
Current liabilities	$432,628	$407,905
Long-term debt	1,222,000	1,147,000
Deferred income taxes	1,074,497	1,067,912
Other liabilities	147,859	153,661
Stockholders’ equity	2,268,791	2,204,602
Total liabilities and stockholders’ equity	$5,145,775	$4,981,080

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2014	2013
Cash Flows From Operating Activities
Net income	$107,031	$42,824
Deferred income tax expense	57,603	23,574
(Gain) / loss on sale of assets	1,285	96
Exploration expense	2,040	666
Income charges not requiring cash	151,573	167,205
Changes in assets and liabilities	(64,154)	(21,680)
Net cash provided by operations	255,378	212,685

Cash Flows From Investing Activities
Capital expenditures	(338,701)	(260,169)
Proceeds from sale of assets	108	486
Restricted cash	8,382	—
Investment in equity method investment	(5,937)	(1,250)
Net cash used in investing	(336,148)	(260,933)

Cash Flows From Financing Activities
Net increase (decrease) in debt	75,000	40,000
Dividends paid	(8,332)	(4,201)
Stock-based compensation tax benefit	16,043	2,138
Other	90	32
Net cash provided by (used in) financing	82,801	37,969

Net increase (decrease) in cash and cash equivalents	$2,031	$(10,279)

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
As reported - net income	$107,031	$42,824
Reversal of selected items, net of tax:
(Gain) / loss on sale of assets	775	58
Stock-based compensation expense	1,913	11,337
Net income excluding selected items	$109,719	$54,219
As reported - earnings per share	$0.26	$0.10
Per share impact of reversing selected items	—	0.03
Earnings per share including reversal of selected items	$0.26	$0.13
Weighted average common shares outstanding	416,900	420,300

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Three Months Ended
	March 31,
	2014	2013
Discretionary Cash Flow
As reported - net income	$107,031	$42,824
Plus / (less):
Deferred income tax expense	57,603	23,574
(Gain) / loss on sale of assets	1,285	96
Exploration expense	2,040	666
Income charges not requiring cash	151,573	167,205
Discretionary Cash Flow	319,532	234,365
Changes in assets and liabilities	(64,154)	(21,680)
Net cash provided by operations	$255,378	$212,685

Net Debt Reconciliation

(In thousands)

	March 31,	December 31,
	2014	2013

Long-term debt	$1,222,000	$1,147,000
Stockholders’ equity	2,268,791	2,204,602
Total Capitalization	$3,490,791	$3,351,602

Total debt	$1,222,000	$1,147,000
Less: Cash and cash equivalents	(25,431)	(23,400)
Net Debt	$1,196,569	$1,123,600

Net debt	$1,196,569	$1,123,600
Stockholders’ equity	2,268,791	2,204,602
Total Adjusted Capitalization	$3,465,360	$3,328,202

Total debt to total capitalization ratio	35.0%	34.2%
Less: Impact of cash and cash equivalents	0.5%	0.4%
Net Debt to Adjusted Capitalization Ratio	34.5%	33.8%